Mail Stop 4561

      January 20, 2006


      VIA USMAIL and FAX (775) 264-8821

Mr. George Morris
Chief Executive Officer
Electronic Media Central Corporation
413 Avenue G, #1
Redondo Beach, CA 90277

      Re:	Electronic Media Central Corporation
      	Form 10-KSB for the year ended 3/31/2005
      	Filed on 6/30/2005
      	Form 10-QSB for the period ended 6/30/2005
      	Filed on 8/15/2005
      	File No. 000-32345

Dear Mr. George Morris:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



Jorge Bonilla
      Senior Staff Accountant







??

??

??

??